Exhibit 99.1

News Release

Contacts:	ProFrac Holding Corp.
Austin Harbour – Chief Financial Officer
Michael Messina – SVP of Finance
investors@pfholdingscorp.com

ICR, Inc.
PFHoldingsIR@icrinc.com

ProFrac Holding Corp. Reports Full Year and Fourth Quarter 2025 Results

WILLOW PARK, TX – March 12, 2026 – ProFrac Holding Corp. (NASDAQ: ACDC) (“ProFrac”, or the “Company”) today announced financial and operational results for its 2025 full year and fourth quarter ended December 31, 2025.

Full Year 2025 Results

•	Total revenue was $1.94 billion compared to revenue of $2.19 billion in 2024
•	Net loss was $356 million compared to net loss of $208 million in 2024
•	Adjusted EBITDA¹ was $310 million compared to $501 million in 2024; 16% of revenue in 2025 compared to 23% of revenue in 2024
•	Net cash provided by operating activities was $190 million compared to $367 million in 2024
•	Capital expenditures totaled $170 million compared to $255 million in 2024
•	Free cash flow² was $25 million compared to $185 million in 2024
•	Net debt³ was $1.03 billion as of December 31, 2025

Fourth Quarter 2025 Results

•	Total revenue was $437 million compared to third quarter revenue of $403 million
•	Net loss was $141 million compared to net loss of $92 million in the third quarter
•	Adjusted EBITDA¹ was $61 million compared to $41 million in the third quarter; 14% of revenue in the fourth quarter compared to 10% of revenue in the third quarter
•	Net cash provided by operating activities was $50 million compared to $5 million in the third quarter
•	Capital expenditures totaled $37 million compared to $38 million in the third quarter
•	Free cash flow² was $14 million compared to negative $29 million in the third quarter

"Our results in the fourth quarter 2025 improved meaningfully from the third quarter. Total Adjusted EBITDA increased 49% on improvement across both Stimulation Services and Proppant Production. This performance was driven by better than anticipated activity levels, strong operational execution, and the early benefits of our cost and capital management initiatives," stated Matt Wilks, ProFrac's Executive Chairman.

"Harsh winter weather conditions resulted in disruptions to our 2026 start; however, momentum has been building as conditions improved. Looking at the broader completions landscape, activity today is running below levels needed to sustain flat shale production. Additionally, capital discipline across the industry has set the stage for meaningful supply-demand tightening as activity picks up. Lastly, oil prices have strengthened as a result of ongoing supply disruptions due to the conflict in the Middle East, which could necessitate a higher call on US oil production.

“We are pleased to report strong progress on our business optimization plan targeting implemented annualized savings of $100 million at the midpoint by the end of the second quarter of 2026. We are on track with our prior target on capital expenditure savings. Labor-related savings have been fully implemented. Non-labor operating expenses are progressing in line with our plan. Alongside these cost initiatives, our technology differentiation continues to be a key focus." concluded Mr. Wilks.

Outlook

In Stimulation Services, ProFrac expects first quarter 2026 results to be softer than the strong fourth quarter 2025 performance, primarily due to weather-related disruptions in January. The Company’s hydraulic fracturing calendar tightened since January with operational momentum expected to build through the quarter.

In Proppant Production, ProFrac expects first quarter volumes to be down quarter-over-quarter due to weather disruptions in January and the impact of operational challenges. Customer demand remains generally consistent with fourth quarter levels. The Company is focused on returning to the operational performance that drove fourth quarter results as it moves through the first quarter and into the second quarter of 2026.

The Company estimates that the January weather disruptions will have an approximately $8 million to $12 million impact on the Company’s Adjusted EBITDA in the first quarter of 2026.

Business Segment Information

The Stimulation Services segment generated revenues of $1.68 billion in full year 2025, which resulted in $209 million of Adjusted EBITDA and a margin of 12.4%. In the fourth quarter, the segment generated revenues of $384 million, which resulted in $33 million of Adjusted EBITDA and a margin of 8.6%.

The Proppant Production segment generated revenues of $336 million in full year 2025, which resulted in $57 million of Adjusted EBITDA and a margin of 17.0%. In the fourth quarter, the segment generated revenues of $115 million, which resulted in $16 million of Adjusted EBITDA and a margin of 13.9%. Approximately 78.0% of the Proppant Production segment's fourth quarter 2025 revenue was intercompany.

The Manufacturing segment generated revenues of $212 million in full year 2025, which resulted in $19 million of Adjusted EBITDA and a margin of 9.0%. In the fourth quarter, the segment generated revenues of $43 million, which resulted in $4 million of Adjusted EBITDA and a margin of 9.3%. Approximately 81.9% of the Manufacturing segment's fourth quarter 2025 revenue was intercompany.

Flotek Industries, Inc. (“Flotek”) generated revenues of $244 million in full year 2025, which resulted in $38 million of Adjusted EBITDA and a margin of 15.6%. In the fourth quarter, Flotek generated revenues of $70 million, which resulted in $10 million of Adjusted EBITDA and a margin of 14.3%. Approximately 74.3% of Flotek's fourth quarter 2025 revenue was intercompany.

Other Business Activities generated revenues of $17.3 million in full year 2025, which resulted in negative $0.2 million of Adjusted EBITDA and a margin of (1.2)%. In the fourth quarter, Other Business Activities generated revenues of $3 million, which resulted in negative $0.2 million of Adjusted EBITDA and a margin of (6.7)%.

Capital Expenditures and Capital Allocation

Cash capital expenditures totaled $37 million in the fourth quarter, down from $38 million reported in third quarter 2025. For full year 2025, capital expenditures totaled $170 million.

For full year 2026, ProFrac expects capital expenditures to be in the range of $155 million to $185 million, which includes Flotek's current capital expenditure plan. Excluding Flotek, the Company expects capital expenditures to be in a range of $145 million to $175 million for 2026.

Balance Sheet and Liquidity

Total principal debt outstanding as of December 31, 2025 was approximately $1.05 billion; net debt outstanding was approximately $1.03 billion.

Total cash and cash equivalents as of December 31, 2025 was approximately $23 million, of which approximately $6 million was related to Flotek and not accessible by the Company.

As of December 31, 2025 the Company had approximately $152 million of liquidity, including approximately $17 million of cash and cash equivalents, excluding Flotek, and $135 million of availability under its asset-based credit facility.

Footnotes

(1) Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “Non-GAAP Financial Measure”). Please see “Non-GAAP Financial Measures” at the end of this news release.

(2) Free Cash Flow is a Non-GAAP Financial Measure. Please see “Non-GAAP Financial Measures” at the end of this news release.

(3) Net Debt is a Non-GAAP Financial Measure. Please see “Non-GAAP Financial Measures” at the end of this news release.

Conference Call

ProFrac has scheduled a conference call on Thursday, March 12, 2026, at 11:00 a.m. Eastern / 10:00 a.m. Central. To register for and access the event, please click here. An archive of the webcast will be available shortly after the call’s conclusion on the IR Calendar section of ProFrac’s investor relations website for 90 days.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a technology-focused, vertically integrated and innovation-driven energy services holding company providing hydraulic fracturing, proppant production, related completion services and complementary products and services to leading upstream oil and natural gas companies engaged in the exploration and production (“E&P”) of North American unconventional oil and natural gas resources. ProFrac operates through three business segments: Stimulation Services, Proppant Production and Manufacturing, in addition to Other Business Activities. For more information, please visit ProFrac’s website at www.PFHoldingsCorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be accompanied by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Forward-looking statements relate to future events or the Company’s future financial or operating performance. These forward-looking statements include, among other things, statements regarding: the Company’s strategies and plans for growth; the Company’s positioning, resources, capabilities, and expectations for future performance; customer, market and industry demand and expectations; fleet deployment levels; the Company’s expectations about price fluctuations, and macroeconomic conditions impacting the industry; competitive conditions in the industry; the Company’s ability to increase the utilization of its mining assets and lower our mining costs per ton; success of the Company’s ongoing strategic initiatives; the Company’s intention to increase the number of fully integrated fleets; the Company’s currently expected guidance regarding its 2026 financial and operational results; the Company’s ability to earn its targeted rates of return; pricing of the Company’s services in light of the prevailing market conditions; the Company’s currently expected guidance regarding its planned capital expenditures; statements regarding the Company’s liquidity and debt obligations; the Company’s anticipated timing for operationalizing and amount of contribution from its fleets and its sand mines; expectations regarding pricing per ton range; the amount of capital that may be available to the Company in future periods; any financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; any estimates and forecasts of financial and other performance metrics; and the Company’s outlook and financial and other guidance. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability to achieve the anticipated benefits of the Company’s acquisitions, mining operations, and vertical integration strategy, including risks and costs relating to integrating acquired assets and personnel; risks that the Company’s actions intended to achieve its 2026 financial and operational guidance will be insufficient to achieve that guidance, either alone or in combination with external market, industry or other factors; the failure to operationalize or utilize to the extent anticipated the Company’s fleets and sand mines in a timely manner or at all; the Company’s ability to deploy capital in a manner that furthers the Company’s growth strategy, as well as the Company’s general ability to execute its business plans; the risk that the Company may need more capital than it currently projects or that capital expenditures could increase beyond current expectations; risks regarding access to additional capital; industry conditions, including fluctuations in supply, demand and prices for the Company’s products and services and for oil and natural gas; global and regional economic and financial conditions, including as they may be affected by hostilities in the Middle East and in Ukraine; the effectiveness of the Company’s risk management strategies; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov.

Forward-looking statements are also subject to the risks and other issues described below under “Non-GAAP Financial Measures,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved, including without limitation any expectations about the Company’s operational and financial performance or achievements through and including 2026. There may be additional risks about which the Company is presently unaware or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it expressly disclaims any duty to update these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures

Adjusted EBITDA, Free Cash Flow and Net Debt are non-GAAP financial measures and should not be considered as a substitute for net income (loss), net cash from operating activities, or GAAP measurements of debt, respectively, or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. Adjusted EBITDA, Free Cash Flow and Net Debt are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess our financial performance. We believe Adjusted EBITDA is an important supplemental measure because it allows us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income tax rates). We believe Free Cash Flow is an important supplemental liquidity measure of the cash that is available (if any), after purchases of property and equipment, for operational expenses, investment in our business, and to make acquisitions, and Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash in excess of our capital investments in property and equipment. We believe Net Debt is an important supplemental measure of indebtedness for management and investors because it provides a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

We define Adjusted EBITDA as our net income (loss), before (i) interest expense, net, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) loss or gain on disposal of assets, net, (v) stock-based compensation, and (vi) other charges, such as certain credit losses, gain or loss on extinguishment of debt, unrealized loss or gain on investments, acquisition and integration expenses, litigation expenses and accruals for legal contingencies, acquisition earnout adjustments, severance charges, goodwill impairments, gains on insurance recoveries, transaction costs, third-party supply commitment charges, lease termination costs, and impairments of long-lived assets. We define Free Cash Flow as net cash provided by or (used in) operating activities less investment in property, plant and equipment plus proceeds from sale of assets.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to net income (loss). Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Net cash provided by operating activities is the GAAP measure most directly comparable to Free Cash Flow. Free Cash Flow should not be considered as an alternative to net cash provided by operating activities. Free Cash Flow has important limitations as an analytical tool including that Free Cash Flow does not reflect the cash requirements necessary to service our indebtedness and Free Cash Flow is not a reliable measure for actual cash available to the Company at any one time. Because Free Cash Flow may be defined differently by other companies in our industry, our definition of this Non-GAAP Financial Measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Net Debt is defined as total debt plus unamortized debt discounts, premiums, and issuance costs less cash and cash equivalents. Total debt is the GAAP measure most directly comparable to Net Debt. Net Debt should not be considered as an alternative to total debt. Net Debt has important limitations as a measure of indebtedness because it does not represent the total amount of indebtedness of the Company.

The presentation of Non-GAAP Financial Measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. The following tables present a reconciliation of the Non-GAAP Financial Measures of Adjusted EBITDA, Free Cash Flow and Net Debt to the most directly comparable GAAP financial measure for the periods indicated.

- Tables to Follow –

ProFrac Holding Corp.

Austin Harbour – Chief Financial Officer

Michael Messina – Vice President of Finance

investors@pfholdingscorp.com

ICR, Inc.

PFHoldingsIR@icrinc.com

Source: ProFrac Holding Corp.

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Balance Sheets

	December 31,	December 31,
(In millions)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$22.9	$14.8
Accounts receivable, net	266.8	312.7
Accounts receivable — related party, net	19.9	16.1
Inventories	151.3	201.1
Prepaid expenses and other current assets	22.6	29.4
Total current assets	483.5	574.1
Property, plant, and equipment, net	1,464.3	1,761.2
Operating lease right-of-use assets, net	154.3	158.6
Goodwill	290.2	302.0
Intangible assets, net	111.8	148.9
Deferred tax assets	29.0	—
Other assets	40.0	43.3
Total assets	$2,573.1	$2,988.1

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257.1	$324.3
Accounts payable — related party	42.2	18.1
Accrued expenses	74.0	67.2
Current portion of long-term debt	144.7	159.6
Current portion of long-term debt— related party	5.0	5.0
Current portion of operating lease liabilities	44.8	26.0
Other current liabilities	28.8	56.6
Other current liabilities — related party	0.8	3.2
Total current liabilities	597.4	660.0
Long-term debt	832.7	936.1
Long-term debt — related party	42.9	8.3
Operating lease liabilities	115.5	137.1
Deferred tax liabilities	11.8	14.9
Tax receivable agreement liability	82.0	82.9
Other liabilities	10.1	9.2
Total liabilities	1,692.4	1,848.5

Mezzanine equity:
Series A preferred stock	68.8	63.5

Stockholders' equity:
Class A common stock	1.8	1.5
Additional paid-in capital	1,325.9	1,241.2
Accumulated deficit	(610.2)	(235.9)
Accumulated other comprehensive income	—	0.1
Total stockholders' equity attributable to ProFrac Holding Corp.	717.5	1,006.9
Noncontrolling interests	94.4	69.2
Total stockholders' equity	811.9	1,076.1
Total liabilities, mezzanine equity, and stockholders' equity	$2,573.1	$2,988.1

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Statements of Operations

	Three Months Ended				Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
(In millions)	2025	2025	2024	2024	2025	2024
Total revenues	$436.5	$403.1	$454.7	$575.3	$1,941.8	$2,190.9

Operating costs and expenses:
Cost of revenues, exclusive of depreciation, depletion and amortization	336.4	324.1	337.6	390.7	1,454.6	1,495.1
Selling, general, and administrative	42.5	43.0	48.0	51.9	190.5	204.6
Depreciation, depletion and amortization	102.6	103.0	113.3	112.7	416.3	442.2
Impairment of long-lived assets and goodwill	52.6	—	—	6.8	52.6	74.5
Acquisition and integration costs	—	—	2.7	2.0	0.2	7.8
Other operating expense (income), net	7.4	11.8	(0.1)	15.5	53.4	27.1
Total operating costs and expenses	541.5	481.9	501.5	579.6	2,167.6	2,251.3

Operating loss	(105.0)	(78.8)	(46.8)	(4.3)	(225.8)	(60.4)

Other income (expense):
Interest expense, net	(33.3)	(34.5)	(38.8)	(40.6)	(138.8)	(156.6)
Loss on extinguishment of debt	—	—	—	—	—	(0.8)
Other income (expense), net	0.4	0.7	1.8	(0.1)	(3.8)	3.0
Loss before income taxes	(137.9)	(112.6)	(83.8)	(45.0)	(368.4)	(214.8)
Income tax benefit (expense)	(2.6)	20.2	(17.9)	1.5	12.9	7.0
Net loss	(140.5)	(92.4)	(101.7)	(43.5)	(355.5)	(207.8)
Less: net income attributable to redeemable noncontrolling interests	(2.1)	(8.5)	(3.3)	(1.7)	(13.5)	(7.3)
Net loss attributable to ProFrac Holding Corp.	$(142.6)	$(100.9)	$(105.0)	$(45.2)	$(369.0)	$(215.1)
Net loss attributable to Class A common shareholders	$(144.0)	$(102.2)	$(106.2)	$(46.4)	$(374.3)	$(219.9)

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Statements of Cash Flows

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(In millions)	2025	2025	2024	2025	2024
Cash flows from operating activities:
Net loss	$(140.5)	$(92.4)	$(101.7)	$(355.5)	$(207.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	102.6	$103.0	113.3	416.3	442.2
Amortization of acquired unfavorable contracts	—	—	(7.4)	(7.6)	(46.5)
Stock-based compensation	2.7	4.7	1.2	9.3	7.3
Loss (gain) on insurance recoveries	—	0.3	(1.7)	0.3	(4.9)
Loss on disposal of assets, net	4.0	5.5	2.8	18.1	0.3
Non-cash loss on extinguishment of debt	—	—	—	—	0.8
Amortization of debt issuance costs	2.8	2.9	3.3	11.7	14.5
Loss (gain) on investments, net	—	—	(1.3)	6.8	(0.4)
Provision for supply commitment charges	—	—	—	—	9.6
Provision for credit losses, net of recoveries	0.9	—	—	13.7	—
Impairment of long-lived assets and goodwill	52.6	—	—	52.6	74.5
Deferred tax expense (benefit)	2.4	(16.5)	14.7	(14.1)	(10.7)
Other non-cash items, net	0.8	0.2	—	1.2	(0.1)
Changes in operating assets and liabilities	21.2	(3.1)	53.3	36.7	88.5
Net cash provided by operating activities	49.5	4.6	76.5	189.5	367.3

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	—	—	(194.4)
Investment in property, plant & equipment	(36.6)	(38.0)	(63.2)	(169.9)	(255.0)
Proceeds from sale of assets	0.9	4.2	41.0	5.8	72.9
Proceeds from insurance recoveries	—	—	1.7	—	6.2
Other	—	—	—	0.4	(2.0)
Net cash used in investing activities	(35.7)	(33.8)	(20.5)	(163.7)	(372.3)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	80.0	16.9	0.3	118.5	136.7
Repayments of long-term debt	(32.4)	(31.8)	(47.2)	(136.1)	(157.2)
Borrowings from revolving credit agreements	411.6	427.6	357.8	1,755.9	1,938.2
Repayments of revolving credit agreements	(505.9)	(430.2)	(377.5)	(1,830.5)	(1,918.1)
Payment of debt issuance costs	(1.2)	(0.2)	(0.1)	(1.8)	(3.6)
Cash settlement of vested stock awards	—	—	—	(1.2)	—
Tax withholding related to net share settlement of noncontrolling interest equity awards	(1.6)	—	—	(1.6)	(1.5)
Proceeds from issuance of common stock	0.6	82.4	—	83.0	—
Payment of common stock issuance costs	—	(3.4)	—	(3.4)	—
Other	—	(0.1)	—	(0.5)	—
Net cash provided by (used in) financing activities	(48.9)	61.2	(66.7)	(17.7)	(5.5)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(35.1)	32.0	(10.7)	8.1	(10.5)
Cash, cash equivalents, and restricted cash beginning of period	58.0	26.0	25.5	14.8	25.3
Cash, cash equivalents, and restricted cash end of period	$22.9	$58.0	$14.8	$22.9	$14.8

ProFrac Holding Corp. (NasdaqGS: ACDC)
Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended				Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
(In millions)	2025	2025	2024	2024	2025	2024
Net loss	$(140.5)	$(92.4)	$(101.7)	$(43.5)	$(355.5)	$(207.8)

Interest expense, net	33.3	34.5	38.8	40.6	138.8	156.6
Depreciation, depletion and amortization	102.6	103.0	113.3	112.7	416.3	442.2
Income tax expense (benefit)	2.6	(20.2)	17.9	(1.5)	(12.9)	(7.0)
Loss (gain) on disposal of assets, net	4.0	5.5	2.8	(1.4)	18.1	0.3
Loss on extinguishment of debt	—	—	—	—	—	0.8
Provision for credit losses, net of recoveries	0.9	—	—	—	13.7	—
Stock-based compensation	3.1	4.2	1.2	1.1	10.4	7.3
Lease termination	0.3	—	—	—	1.1	—
Transaction costs	(0.3)	1.1	—	3.9	8.0	3.9
Severance charges	—	—	—	0.7	0.4	2.5
Acquisition and integration costs	—	—	2.7	2.0	0.2	7.8
Supply commitment charges	—	—	—	9.4	—	9.6
Impairment of long-lived assets and goodwill	52.6	—	—	6.8	52.6	74.5
Inventory write-down	0.8	—	—	—	0.8	—
Loss (gain) on insurance recoveries	—	0.3	(1.7)	—	0.3	(4.9)
Litigation expenses and accruals for legal contingencies	1.7	4.9	(1.2)	2.9	11.0	15.7
Loss (gain) on investments, net	—	—	(1.3)	1.1	6.8	(0.4)
Adjusted EBITDA	$61.1	$40.9	$70.8	$134.8	$310.1	$501.1

ProFrac Holding Corp. (NasdaqGS: ACDC)
Segment Information

	Three Months Ended				Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
(In millions)	2025	2025	2024	2024	2025	2024
Revenues
Stimulation services	$383.5	$342.9	$384.4	$507.1	$1,682.9	$1,914.4
Proppant production	114.8	76.4	46.5	52.8	336.0	246.5
Manufacturing	42.6	48.1	61.9	61.5	212.3	222.8
Flotek	69.6	57.4	51.8	51.3	243.6	192.4
Other	3.3	3.4	3.1	—	17.3	3.1
Total segments	613.8	528.2	547.7	672.7	2,492.1	2,579.2
Eliminations	(177.3)	(125.1)	(93.0)	(97.4)	(550.3)	(388.3)
Total revenues	$436.5	$403.1	$454.7	$575.3	$1,941.8	$2,190.9

Adjusted EBITDA
Stimulation services	$33.2	$19.6	$53.6	$112.6	$208.5	$398.7
Proppant production	16.0	8.0	14.2	17.3	57.1	85.6
Manufacturing	3.6	3.6	3.0	0.1	18.5	7.6
Flotek	10.1	11.4	7.3	4.8	38.2	20.1
Other	(0.2)	0.6	(2.9)	—	(0.2)	(2.9)
Total segments	62.7	43.2	75.2	134.8	322.1	509.1
Eliminations	(1.6)	(2.3)	(4.4)	—	(12.0)	(8.0)
Total adjusted EBITDA	$61.1	$40.9	$70.8	$134.8	$310.1	$501.1

ProFrac Holding Corp. (NasdaqGS: ACDC)
Net Debt

	December 31,	December 31,
(In millions)	2025	2024
Current portion of long-term debt	$144.7	$159.6
Current portion of long-term debt— related party	5.0	5.0
Long-term debt	832.7	936.1
Long-term debt — related party	42.9	8.3
Total debt	1,025.3	1,109.0

Plus: unamortized debt discounts, premiums, and issuance costs	22.8	29.9
Total principal amount of debt	1,048.1	1,138.9

Less: cash and cash equivalents	(22.9)	(14.8)
Net debt	$1,025.2	$1,124.1

ProFrac Holding Corp. (NasdaqGS: ACDC)
Free Cash Flow

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(In millions)	2025	2025	2024	2025	2024
Net cash provided by operating activities	$49.5	$4.6	$76.5	$189.5	$367.3

Investment in property, plant & equipment	(36.6)	(38.0)	(63.2)	(169.9)	(255.0)
Proceeds from sale of assets	0.9	4.2	41.0	5.8	72.9
Free cash flow	$13.8	$(29.2)	$54.3	$25.4	$185.2